EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2015 Results

SACRAMENTO, Calif., Jan. 28, 2016 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.5 million, or $0.20 per diluted share for the fourth quarter of 2015 compared to $1.2 million, or $0.15 per diluted share for the fourth quarter of 2014.  For the twelve months ended December 31, 2015, net income was $5.3 million or $0.70 per diluted share, compared to $4.4 million or $0.54 per diluted share for the twelve months ended December 31, 2014.

“We are very proud of what the team accomplished in 2015.  EPS increased 30% as a result of a solid increase in net interest income, a decrease in overhead, and a successful stock buyback,” said David Taber, President and CEO of American River Bankshares.

Financial Highlights

  Net loans increased $31 million (12%) and core deposits increased $23 million (5%) during 2015.
  The fourth quarter 2015 net interest margin was 3.63%, compared to 3.72% for the third quarter of 2015 and 3.41% for the fourth quarter of 2014.  Net interest income was $20.0 million in 2015, an increase of 6% over 2014.
  The allowance for loan and lease losses was $5.0 million (1.69% of total loans and leases) at December 31, 2015, compared to $5.3 million (2.01% of total loans and leases) at December 31, 2014.  The allowance for loan and lease losses to nonperforming loans and leases was 302.8% at December 31, 2015, compared to 320.7% at December 31, 2014.
  Shareholders’ equity was $86.1 million at December 31, 2015 compared to $89.6 million at December 31, 2014.  Tangible book value per share was $9.50 at December 31, 2015 compared to $9.06 per share at December 31, 2014.  Book value per share was $11.72 per share at December 31, 2015 compared to $11.08 per share at December 31, 2014.
  2015 Stock Repurchase Program resulted in the Company repurchasing 790,989 shares of its common stock at an average price of $9.92 per share.
  The Company continues to maintain strong capital ratios.  At December 31, 2015 the Leverage ratio was 11.0% compared to 11.6% at December 31, 2014; the Tier 1 Risk-Based Capital ratio was 19.3% compared to 21.6% at December 31, 2014; and the Total Risk-Based Capital ratio was 20.6% compared to 22.9% at December 31, 2014.

Northern California Economic Update, December 31, 2015

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Voit Real Estate Services market reports (discontinued), Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, Pacific Union, Sacramento Association of Realtors and Trading Economics.

In general, previous reports noted that economic indicators in these markets ended 2012 on a positive note.  Results for 2013 and 2014 were generally positive and this trend continued into 2015.  Residential home sales, trended positive throughout 2012, slowed in late 2013 and first quarter of 2014, and were mixed and trending downward in the fourth quarter of 2014.  In 2015, sales prices have been generally improving over 2014.  Positive trends in commercial real estate in late 2012 and 2013 continued through 2014 with some slowing through third quarter 2015.  Overall, 2015 commercial and residential real estate results have been mostly positive.  California employment also exhibited a trend of improvement throughout 2014 and 2015.  Quarterly results in 2015 indicate the same is true for the Company’s market areas however unemployment increased slightly in November 2015 compared to the third quarter of 2015 in the Sacramento and Santa Rosa markets.

Commercial Real Estate.  In the Greater Sacramento Area, slight but continuing improvement can be seen.  When comparing the fourth quarter of 2014 to the third quarter of 2015, the Greater Sacramento Office vacancy decreased from 14.1% to 13.8%, retail vacancy decreased from 11.4% to 10.5%, and industrial vacancy decreased from 10.6% to 9.8%.  In Sonoma County, commercial real estate vacancy improved in the office and industrial segment but stayed relatively flat in the retail segment.  When comparing the fourth quarter of 2014 to the fourth quarter of 2015, Sonoma County office property vacancy decreased from 17.6% to 16.4%, industrial vacancy decreased from 7.7% to 5.8% and retail vacancy had a slight increase from 4.0% to 4.1%.

Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County.  As of the end of 2014, absorption was positive in all market segments.  Sacramento, with the exception of the 3rd quarter of 2013 (negative industrial absorption) and Sonoma County have reported positive absorption in each of the last eleven quarters, including the third quarter of 2015.

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the end of the third quarter of 2015 with lease rates ranging from the following: office: $1.66/SF to $1.74/SF; retail: $1.34/SF to $1.41/SF and industrial: $0.35/SF to $0.42/SF.  As a proxy for Sonoma County, Santa Rosa gross lease rates in the past two years through the end of the third quarter of 2015 have shown a relatively narrow range in the office and industrial segment but a slight decrease in the retail segment.  The lease rates during the recent two year period ranged from: office: $1.65/SF to $1.74/SF, industrial: $0.66/SF to $0.95/SF, and retail (NNN): $1.48/SF to 1.38/SF.

There is limited commercial real estate transactions in the Amador County region and as a result, minimal information is available.  The Bank’s exposure to this sector is limited as well.

Residential Real Estate.  Residential real estate data is focused on California and the primary markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sales turnover (days on market, current inventory).  After a drop in asking prices for several years through 2011, prices increased in all our markets in 2012 and 2013.  Sales activity results were positive through most of 2013 and mixed in 2014.  Comparing fourth quarter 2014 data to fourth quarter 2015, average asking prices are 11% higher for Sacramento County, 11% higher for Sonoma County, and 6% lower for Amador County.  During 2015, the trend for median closed sales prices was positive.  Compared to fourth quarter 2014, median closed sales prices were up 11% in Sacramento County, 8% in Sonoma County, and 57% in Amador County (note that the number of sales is much lower and sales prices can be affected by just a few large dollar sales).

In 2013, Sacramento County reported a sales inventory as low as 23 days.  In December of 2013 and 2014 inventory increased to 52 days and 70 days respectively, and then decreased to 33 days during December 2015.  The number of closed sales remained stable for most of 2014 with the exception of a dip in November.  Allowing for seasonality, 2015 sales volume was at a low of 922 in January and a high of 1,783 in June.  For closed sales, average time on market was 30 days as of December 2013, 39 days for 2014, and 35 days for 2015.

In Sonoma County, average inventory and days on market has fluctuated over the past 3 years.  As of fourth quarter 2013, 2014, and 2015, average inventory was 69 days, 46 days, and 53 days, respectively.  As of fourth quarter 2013, 2014, and 2015 average days on market 77 days, 83 days and 73 days, respectively.

Employment.  National unemployment, at a high of 9.9% at December 31, 2009, has dropped steadily over the last several years and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% as of November 2015.  California unemployment was at 10.9% in January 2012, and dropped steadily to 9.5% at year-end 2012, 8.2% at year-end 2013, 7.1% at year-end 2014, and 5.7% as of November 30, 2015.  The number of employed Californians continues to increase; compared to 17.0 million at the end of 2013, statewide employment was 17.5 million at the end of 2014, an increase of 436,000 jobs, or 2.56%.  Another 435,000 jobs, or 2.49%, were added for the eleven month period ending November 30, 2015.

At year-end December 2014, all three of our markets reported lower unemployment rates than at year end 2013.  Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be just below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012.  As of November 30, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  Over the same periods, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.   Amador County has however, shown significant improvement from 7.4% at December 31, 2014 to 6.2% as of November 30, 2015.  Job growth was mostly positive in all of our markets in 2014 and as of November 30, 2015.  Through December 2014, job growth was 2.22%, 1.34% and 4.47% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.  As of November 30, 2015, job growth was 1.96%, 2.56% and 2.10% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $634.6 million at December 31, 2015, compared to $625.2 million at September 30, 2015, and $617.8 million at December 31, 2014.

Net loans totaled $289.1 million at December 31, 2015, a decrease of $700,000 (0.2%) from $289.8 million at September 30, 2015 and an increase of $31.0 million (12.0%) from $258.1 million at December 31, 2014.  Nonperforming loans decreased $100,000 (5.9%) from $1.7 million at December 31, 2014 to $1.6 million at December 31, 2015.  Nonperforming loans decreased $300,000 (15.8%) from $1.9 million at September 30, 2015.

The loan portfolio at December 31, 2015 included: real estate loans of $251.8 million (86% of the portfolio), commercial loans of $36.2 million (12% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $6.3 million (2% of the portfolio).  The real estate loan portfolio at December 31, 2015 includes: owner-occupied commercial real estate loans of $77.3 million (31% of the real estate portfolio), investor commercial real estate loans of $122.3 million (48% of the real estate portfolio), construction and land development loans of $14.5 million (6% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $37.7 million
(15% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  NPAs declined to $6.1 million at December 31, 2015 from $7.2 million at year end 2014 and from $6.6 million at September 30, 2015.  The NPAs to total assets ratio stood at 0.96% at the end of December 2015, down from 1.16% one year ago and 1.05% three months earlier.

At December 31, 2015, the Company had three OREO properties totaling $3.6 million. This compares to four OREO properties totaling $3.8 million at September 30, 2015 and seven OREO properties totaling $4.6 million at December 31, 2014.  During the fourth quarter of 2015, the Company sold one property for a loss of $1,000.  The Company made no adjustments to the properties in the fourth quarter.  At December 31, 2015 and at September 30, 2015 there was not a valuation allowance for OREO properties.  This compares to a valuation allowance of $156,000 at December 31, 2014.

Loans measured for impairment were $21.4 million at the end of December 2015, compared to $23.1 million at September 30, 2015, and $25.1 million a year ago.  Specific reserves of $899,000 were held on the impaired loans as of December 31, 2015, compared to $966,000 at September 30, 2015 and $1,603,000 at December 31, 2014.  There was no provision for loan and lease losses for the fourth quarter of 2015 and a reversal of $341,000 in the fourth quarter of 2014.  The Company had net recoveries of $46,000 in the fourth quarter of 2015 compared to net recoveries of $182,000 in the fourth quarter of 2014.  There was no provision for loan and lease losses for 2015 and a reversal of $541,000 in 2014.  The Company had net charge-offs of $327,000 in 2015 compared to net recoveries of $496,000 in 2014.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio.  The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary.  At December 31, 2015, this evaluation resulted in specific reserves of $28,000 on nonperforming loans that were considered impaired compared to $30,000 at September 30, 2015 and $353,000 at December 31, 2014.  In addition, there were four loans totaling $704,000, which are included in the $1.6 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at December 31, 2015.  At December 31, 2014 there were five loans totaling $1.1 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.  Specific reserves on impaired performing loans were $871,000 as of December 31, 2015, compared to $936,000 at September 30, 2015 and $1,250,000 at December 31, 2014.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $278.2 million at December 31, 2015, up $7.0 million (2.6%) from $271.2 million at September 30, 2015 and down $15.4 million (5.3%) from $293.6 million at December 31, 2014.  At December 31, 2015, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At December 31, 2015, total deposits were $530.7 million, an increase of $9.3 million (1.8%) compared to $521.4 million at September 30, 2015 and up $20.0 million (3.9%) compared to $510.7 million one year ago.  Core deposits increased $10.9 million (2.5%) to $446.1 million at December 31, 2015 from $435.2 million at September 30, 2015 and increased $23.1 million (5.5%) from $423.0 million at December 31, 2014.  The Company considers all deposits except time deposits as core deposits.

At December 31, 2015, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 25% and time certificates were 16% of total deposits.  At December 31, 2014, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 29% and time certificates were 17% of total deposits.

Shareholders’ equity decreased $200,000 (0.2%) to $86.1 million at December 31, 2015, compared to $86.3 million at September 30, 2015 and decreased $3.5 million (3.9%) from $89.6 million at December 31, 2014.  The decrease in equity from December 31, 2014 was due to a decrease in common stock of $7.5 million primarily related to repurchases made under the 2015 Stock Repurchase Program and a $1.3 million decrease in accumulated other comprehensive income related to a reduction in the unrealized gain on securities, partially offset by an increase in Retained Earnings of $5.3 million due to the net income for the year.  In 2015 the Company repurchased 790,989 shares of its common stock at an average price of $9.92 per share.

Net Interest Income

The net interest income during the fourth quarter 2015 was up $400,000 (9.6%) to $5.1 million from $4.7 million in the fourth quarter of 2014 and for the twelve months ended December 31, 2015, net interest income increased $1.2 million (6.4%) to $20.0 million from $18.8 million for the twelve months ended December 31, 2014.  The net interest margin as a percentage of average earning assets was 3.63% in the fourth quarter of 2015, compared to 3.72% in the third quarter of 2015 and 3.41% in the fourth quarter of 2014.  For the twelve months ended December 31, 2015, the net interest margin was 3.63% compared to 3.54% for the twelve months ended December 31, 2014.  Interest income for the fourth quarter of 2015 increased $400,000 (7.9%) to $5.3 million from $4.9 million for the fourth quarter of 2014 and for the twelve months ended December 31, 2015, interest income increased $1.0 million (5.0%) to $21.0 million from $20.0 million for the twelve months ended December 31, 2014.  Interest expense for the fourth quarter of 2015 decreased $57,000 (19.9%) to $229,000 from $286,000 for the fourth quarter of 2014 and for the twelve months ended December 31, 2015 decreased $200,000 (16.7%) to $1.0 million from $1.2 million for the twelve months ended December 31, 2014.

The average tax equivalent yield on earning assets increased from 3.62% in the fourth quarter of 2014 to 3.79% for the fourth quarter of 2015 and for the twelve months ended December 31, 2015 increased to 3.80% from 3.75% for the twelve months ended December 31, 2014.  For the comparison of the fourth quarters, the increase in the yield on earning assets was attributable to an increase in the yield on investment securities as well as balances in loans partially offset by a decrease in the yield on loans.  For the year over year comparison, the increase in the yield on earning assets was predominately attributable to the increase in the yield on investments.  Although the foregone interest on nonaccrual loans remained flat in the fourth quarter of 2015 compared to the fourth quarter of 2014, it continues to have an impact on the net interest margin.  During the fourth quarter of 2015 and 2014, foregone interest income on nonaccrual loans was approximately $31,000.  The foregone interest had a two basis point negative impact on the yield on earning assets during the fourth quarter of 2015 and 2014.

The average balance of earning assets increased $19.2 million (3.5%) from $549.2 million in the fourth quarter of 2014 to $568.4 million in the fourth quarter of 2015 and for the twelve months ended December 31, 2015, increased $22.8 million (4.2%) to $562.1 million from $539.3 million for the twelve months ended December 31, 2014.

When compared to the fourth quarter of 2014, average loan balances were up $39.2 million (15.5%) from $252.9 million to $292.1 million for the fourth quarter of 2015 and for the twelve months ended December 31, 2015 increased $25.8 million (10.2%) from $253.9 million to $279.8 million.  The Company has continued to generate new loans and over the past twelve months the production of new loans has outpaced loan payoffs resulting in an increase in average loans.  Average investment securities were down $20.0 million (6.8%) to $275.2 million for the fourth quarter of 2015 compared to $295.3 million during the fourth quarter of 2014 and decreased $3.1 million (1.1%) to $281.3 million in 2015 when compared to $284.4 million in 2014.

Average deposits increased $14.5 million (5.2%) from $516.2 million during the fourth quarter of 2014 to $530.7 million during the fourth quarter of 2015 and increased $15.0 million (3.0%) from $500.1 million during the twelve months of 2014 to $515.1 million during the twelve months of 2015.  Average borrowings increased $1.6 million (14.5%) from $11.0 million during the fourth quarter of 2014 to $12.6 million during the fourth quarter of 2015 and for the twelve months ended December 31, 2015, increased $2.8 million (24.8%) to $14.1 million from $11.3 million for the twelve months ended December 30, 2014.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2015 was $433,000, down $214,000 (33.1%) from $647,000 in the fourth quarter of 2014 and for the twelve months ended December 31, 2015, was $2.0 million, a decrease of $200,000 (7.4%) from $2.2 million for the twelve months ended December 31, 2014.  On a quarter over quarter basis, the decrease in noninterest income was predominately related to a decrease in income from the gain on sale of securities from $108,000 in 2014 to zero in 2015  as well as proceeds of a life insurance policy on a former employee, resulting in tax-free income of $99,000 in 2014.  On a year over year basis, the decrease in noninterest income was predominately related to the aforementioned life insurance proceeds and a decrease in service charges of $64,000 (11.4%) from $562,000 in 2014 to $498,000 in 2015.  The decrease in service charges is related to a decrease in insufficient funds income.

Noninterest expense decreased $400,000 (11.1%) to $3.4 million for the fourth quarter of 2015 from $3.8 million in the fourth quarter of 2014 and for the twelve months ended December 31, 2015, decreased $800,000 (5.3%) to $14.1 million from $14.9 million from the twelve months ended December 31, 2014.  While there were many fluctuations in expense related items between the fourth quarter of 2014 and 2015, two areas of note would be a decrease in salary and employee benefits of $300,000 (13.0%) from $2.3 million in 2014 to $2.0 million in 2015 and a decrease in OREO related expense of $146,000 (70.2%) from $208,000 in 2014 to $62,000 in 2015. On a year over year basis, salary and employee benefits decreased $300,000 (3.4%) from $8.8 million in 2014 to $8.5 million in 2015 and legal fees decreased $255,000 (61.6%) from $414,000 in 2014 to $159,000 in 2015.

The decrease in salaries and benefits resulted from decreases in incentive plan accruals and other benefits.  Incentive plan accruals decreased by $182,000 (27.1%) from $672,000 in 2014 to $490,000 in 2015.  Other benefit expense, which includes health care related benefits, 401(k) matching, and employee placement fees, decreased by $106,000 (7.1%) from $1.5 million in 2014 to $1.4 million in 2015.  The primary reason for the decrease in incentive accruals is that the Company did not reach all of the incentive targets.  The primary reason for the decrease in OREO related expenses is due to less OREO properties and less write downs in 2015.  Legal fees decreased as services related to problem assets have lessened as the quality of the loan portfolio has continued to improve.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2015 was 60.7% compared to 71.8% for the fourth quarter of 2014 and for the twelve months ended December 31, 2015 was 62.9% compared  to 70.0% for 2014.

Provision for Income Taxes

Federal and state income taxes increased $58,000 (9.8%) from $594,000 in the fourth quarter of 2014 to $652,000 in the fourth quarter of 2015.  The provision for income taxes increased $400,000 (17.4%) from $2.3 million for the twelve months ended December 31, 2014 to $2.7 million for the twelve months ended December 31, 2015.  The higher provision for taxes in 2015 compared to 2014 primarily resulted from the higher level of pretax income in 2015 slightly offset by benefits from an increase in tax exempt loans and leases.  Pretax income increased $1.2 million (17.9%) from $6.7 million in 2014 to $7.9 million in 2015.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 28, 2016 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,	September 30,	December 31,
ASSETS	2015	2015	2014
Cash and due from banks	$23,727	$21,638	$22,449
Interest-bearing deposits in banks	750	1,000	1,000
Investment securities	274,442	267,414	289,926
Loans & leases:
Real estate	251,818	253,888	229,375
Commercial	36,195	34,269	25,186
Lease financing	732	837	1,286
Other	5,553	5,948	7,798
Deferred loan and lease origination fees, net	(221)	(239)	(287)
Allowance for loan and lease losses	(4,975)	(4,929)	(5,301)
Loans and leases, net	289,102	289,774	258,057
Bank premises and equipment, net	1,407	1,435	1,518
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,779	3,686
Other real estate owned, net	3,551	3,781	4,647
Accrued interest receivable and other assets	21,561	20,052	20,150
	$634,640	$625,194	$617,754

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$190,548	$178,038	$155,698
Interest checking	61,324	63,745	60,862
Money market	135,186	133,249	147,625
Savings	59,061	60,174	58,820
Time deposits	84,571	86,163	87,688
Total deposits	530,690	521,369	510,693
Short-term borrowings	3,500	3,500	3,500
Long-term borrowings	7,500	7,500	7,500
Accrued interest and other liabilities	6,875	6,547	6,414
Total liabilities	548,565	538,916	528,107

SHAREHOLDERS' EQUITY
Common stock	$49,554	$49,483	$57,126
Retained earnings	34,418	32,961	29,150
Accumulated other comprehensive income	2,103	3,834	3,371
Total shareholders' equity	86,075	86,278	89,647
	$634,640	$625,194	$617,754

Ratios:
Nonperforming loans and leases to total loans and leases	0.56%	0.66%	0.63%
Net chargeoffs (recoveries) to average loans and leases (annualized)	0.12%	0.18%	-0.20%
Allowance for loan and lease losses to total loans and leases	1.69%	1.67%	2.01%

American River Bank Capital Ratios:
Leverage Capital Ratio	11.04%	10.89%	11.65%
Common Equity Tier 1 Risk-Based Capital	19.07%	18.75%	N/A
Tier 1 Risk-Based Capital Ratio	19.07%	18.75%	21.69%
Total Risk-Based Capital Ratio	20.32%	20.00%	22.95%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.97%	10.82%	11.60%
Tier 1 Risk-Based Capital Ratio	19.34%	19.00%	21.60%
Total Risk-Based Capital Ratio	20.59%	20.25%	22.85%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2015	2014	Change	2015	2014	Change
Interest income	$5,325	$4,936	7.9%	$20,968	$19,965	5.0%
Interest expense	229	286	(19.9)%	961	1,168	(17.7)%
Net interest income	5,096	4,650	9.6%	20,007	18,797	6.4%
Provision for loan and lease losses	-	(341)	nm %	-	(541)	nm %
Noninterest income:
Service charges on deposit accounts	122	128	(4.7)%	498	562	(11.4)%
Gain on sale of securities	-	108	(100.0)%	251	208	20.7%
Rental income from other real estate owned	87	75	16.0%	335	365	(8.2)%
Other noninterest income	224	336	(33.3)%	931	1,042	(10.7)%
Total noninterest income	433	647	(33.1)%	2,015	2,177	(7.4)%
Noninterest expense:
Salaries and employee benefits	2,028	2,297	(11.7)%	8,528	8,776	(2.8)%
Occupancy	295	290	1.7%	1,183	1,188	(0.4)%
Furniture and equipment	163	168	(3.0)%	690	724	(4.7)%
Federal Deposit Insurance Corporation assessments	85	75	13.3%	324	363	(10.7)%
Expenses related to other real estate owned	62	208	(70.2)%	322	364	(11.5)%
Other expense	787	810	(2.8)%	3,033	3,447	(12.0)%
Total noninterest expense	3,420	3,848	(11.1)%	14,080	14,862	(5.3)%
Income before provision for income taxes	2,109	1,790	17.8%	7,942	6,653	19.4%
Provision for income taxes	652	594	9.8%	2,674	2,292	16.7%
Net income	$1,457	$1,196	21.8%	$5,268	$4,361	20.8%

Basic earnings per share	$0.20	$0.15	33.3%	$0.70	$0.54	29.6%
Diluted earnings per share	$0.20	$0.15	33.3%	$0.70	$0.54	29.6%

Net interest margin as a percentage of
average earning assets	3.63%	3.41%		3.63%	3.54%

Average diluted shares outstanding	7,315,109	8,075,031		7,579,074	8,143,567

Operating Ratios:
Return on average assets	0.91%	0.76%		0.85%	0.72%
Return on average equity	6.71%	5.33%		6.03%	4.98%
Return on average tangible equity	8.28%	6.52%		7.42%	6.12%
Efficiency ratio (fully taxable equivalent)	60.72%	71.75%		62.87%	69.96%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2015	2015	2015	2014
Interest income	$5,325	$5,458	$5,283	$4,902	$4,936
Interest expense	229	240	244	248	286
Net interest income	5,096	5,218	5,039	4,654	4,650
Provision for loan and lease losses	-	-	-	-	(341)
Noninterest income:
Service charges on deposit accounts	122	132	127	117	128
Gain on sale of securities	-	33	51	167	108
Rental income from other real estate owned	87	87	90	71	75
Other noninterest income	224	238	239	230	336
Total noninterest income	433	490	507	585	647
Noninterest expense:
Salaries and employee benefits	2,028	2,185	2,045	2,270	2,297
Occupancy	295	294	301	293	290
Furniture and equipment	163	171	179	177	168
Federal Deposit Insurance Corporation assessments	85	83	76	80	75
Expenses related to other real estate owned	62	58	55	147	208
Other expense	787	641	759	846	810
Total noninterest expense	3,420	3,432	3,415	3,813	3,848
Income before provision for income taxes	2,109	2,276	2,131	1,426	1,790
Provision for income taxes	652	807	745	470	594
Net income	$1,457	$1,469	$1,386	$956	$1,196

Basic earnings per share	$0.20	$0.20	$0.18	$0.12	$0.15
Diluted earnings per share	$0.20	$0.20	$0.18	$0.12	$0.15

Net interest margin as a percentage of
average earning assets	3.63%	3.72%	3.69%	3.46%	3.41%

Average diluted shares outstanding	7,315,109	7,501,459	7,674,711	7,845,532	8,075,031
Shares outstanding-end of period	7,343,649	7,343,649	7,730,157	7,705,666	8,089,615

Operating Ratios (annualized):
Return on average assets	0.91%	0.92%	0.90%	0.64%	0.76%
Return on average equity	6.71%	6.71%	6.31%	4.39%	5.33%
Return on average tangible equity	8.28%	8.27%	7.75%	5.39%	6.52%
Efficiency ratio (fully taxable equivalent)	60.72%	59.14%	60.45%	71.81%	71.75%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2015			2014

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$279,137	$3,430	4.88%	$251,740	$3,288	5.18%
Tax-exempt loans and leases	12,943	171	5.24%	1,135	17	5.94%
Taxable investment securities	249,307	1,574	2.51%	268,538	1,444	2.13%
Tax-exempt investment securities	25,925	252	3.86%	26,745	256	3.80%
Corporate stock	81	-	0.00%	45	-	0.00%
Interest-bearing deposits in banks	997	1	0.40%	1,000	1	0.40%
Total earning assets	568,390	5,428	3.79%	549,203	5,006	3.62%
Cash & due from banks	32,118			35,747
Other assets	40,828			43,428
Allowance for loan & lease losses	(4,942)			(5,572)
	$636,394			$622,806

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$197,773	$52	0.10%	$207,762	$104	0.20%
Savings	60,234	6	0.04%	56,557	9	0.06%
Time deposits	85,253	135	0.63%	87,818	139	0.63%
Other borrowings	12,565	36	1.14%	11,000	34	1.23%
Total interest bearing liabilities	355,825	229	0.26%	363,137	286	0.31%
Noninterest bearing demand deposits	187,484			164,108
Other liabilities	6,914			6,480
Total liabilities	550,223			533,725
Shareholders' equity	86,171			89,081
	$636,394			$622,806
Net interest income & margin		$5,199	3.63%		$4,720	3.41%

Twelve months ended December 31,	2015			2014

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$270,267	$13,547	5.01%	$253,434	$13,609	5.37%
Tax-exempt loans and leases	9,461	481	5.08%	464	29	6.25%
Taxable investment securities	255,137	6,280	2.46%	257,308	5,528	2.15%
Tax-exempt investment securities	26,128	1,015	3.88%	27,051	1,057	3.91%
Corporate stock	79	12	15.19%	77	15	19.48%
Interest-bearing deposits in banks	994	5	0.50%	1,000	4	0.40%
Total earning assets	562,066	21,340	3.80%	539,334	20,242	3.75%
Cash & due from banks	26,313			28,533
Other assets	39,941			42,924
Allowance for loan & lease losses	(5,271)			(5,544)
	$623,049			$605,247

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$196,120	$244	0.12%	$201,412	$420	0.21%
Savings	58,910	29	0.05%	53,806	40	0.07%
Time deposits	86,930	544	0.63%	89,392	561	0.63%
Other borrowings	14,092	144	1.02%	11,262	147	1.31%
Total interest bearing liabilities	356,052	961	0.27%	355,872	1,168	0.33%
Noninterest bearing demand deposits	173,130			155,537
Other liabilities	6,537			6,275
Total liabilities	535,719			517,684
Shareholders' equity	87,330			87,563
	$623,049			$605,247
Net interest income & margin		$20,379	3.63%		$19,067	3.54%

Investor and Media Contact:
Mitchell A. Derenzo
Chief Financial Officer
American River Bankshares
(916) 231-6723